Real Estate Lease Agreement

This Lease Agreement (this "Lease") is dated May 1st, 2002, by and between NorQuest Seafoods inc. ("landlord") and Golden Caviar, P.O. Box 3061. Lynwood, WA. 98046 ("Tenant"). The parties agree as follows:

1. PREMISES. Landlord, in consideration of the lease payment provided in this lease, leases to tenant the following property located at S 1200 Nordic Drive, Petersburg, Alaska. 99833

1. 14-room bunk housing located on the property of South 1202 Nordic Dr.
2. A two-bedroom house located on South 1203 Nordic Drive.
3. A processing building know as the egghouse approximately (1500 sq. ft.) and 50% of a warehouse approximately (3600 sq. ft.)

2. TERM: The lease term will begin on June 15th, 2002 and terminate on September 15th, 2002

3. LEASE PAYMENT: Tenant shall pay to Landlord the following sum: Payment submitted to NorQuest Seafoods Inc. at 5245 Shilshole Ave Northwest. Seattle, WA. 98107

1. 14 room bunkhouse: payment of $2,800 per month. Tenant shall pay to the landlord $4,200 to guarantee rental on June 1, 2002 with the balance of payment due on September lth, 2002.
2. Two bedroom residence: payment of $750 per month. Tenant shall pay to the landlord $1125 to guarantee rental on June 1, 2002 with the balance of payment due on September lth, 2002.
3. Processing building: Payment based on green roe received on premise of $.10 a pound with a minimum guarantee of $30,000. The minimum guarantee of $30,000 is due on June 1, 2002 with the balance of payment due on September 10th, 2002.

4. SECURITY PROVISION EQUIPMENT LIEN:

Tenant grants to Landlord a security interest in the equipment located on the leased premises for the purposes of securing payment of the lease fee. Landlord may take possession of the equipment and sell the same for payment of the lease fees. If this is a junior security interest lessee will faithfully perform all obligations to secured creditors holding senior secured interests in the equipment. Default in any such obligation is default under the lease. Landlord has the right, but not the duty to cure any such default. Any amounts expended by Landlord shall bear interest at 12% per annum and are due upon demand.

5. POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to the Landlord on the last day of this lease, unless otherwise agreed by both parities in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceable yield up the premises to the Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

6. FURNISHINGS. The following finishing will be provided: 28 Beds with bedding including sheets, pillowcase, pillows and blankets.

7. PARKING: Tenant shall be permitted 4 parking spaces for S 1200 Nordic Drive and a total of 1 for the South 1203 Nordic Drive.

8. PETS: No pets shall be allowed on premises.

9. STORAGE: Tenant shall have storage in the area specified in the lease agreement. Landlord shall not be liable for loss of or damage to stored items.

10. PROPERTY INSURANCE: Tenant shall maintain appropriate insurance for their respective interests in the premise and property located on the premise. Landlord shall be named as an additional insured for workmen's' compensation (statutory limit), general liability ($2M limit) and auto insurance (minimums) from raw material venders. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in full force and issued by a companies reasonable satisfactory to Landlord. Landlord shall receive advance written notice from insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance, which Landlord may reasonably require for the protection of Landlords interest in premises. Tenant is responsible for maintaining casualty insurance of it own property.

11. MAINTENANCE:

Landlord's obligation for maintenance shall include:

The roof, outside walls and other structural parts of the buildings

The electrical wiring

The setup of premise water, sewage, electrical and appliances from winterized state.

Tenants obligation for the maintenance shall include:

The sewer, water pipes and other matters related to plumbing.

All other items of maintenance not specifically delegated to Landlord under this Lease.

Tenant shall submit in writing to Landlord any request to change the facility with regards to physical structure or utility modification. Tenant shall incur all expenses required to modify the facility as well as cost associated with returning facility back to original configuration. Tenant will not initiate change without prior written agreement from Landlord. Licensed contractors will perform modifications when required by local and state codes.

12. UTILITIES and SERVICES. Tenant shall be responsible for all utilities and services incurred in connection with the premises including water, sewer, garbage, electrical and fuel.

13. TAXES. Landlord shall pay all real estate taxes and assessments and all other taxes levied against the premise which are attributable to Tenants use of the premise, along with all sales or and/or use taxes (if any) that may be due in connection with the lease payment.

14. DEFAULT. Tenant shall be in default of this lease if tenant fails to fulfill any obligation or term by which Tenant is bound. Subject to any governing provisions of the law to the contrary, if Tenant fails to cure any financial obligations with in 10 days (or any other obligations with in 10 days) after written notice of such defaults is provided by the Landlord to Tenant. Landlord may take possession of premise without further notice (to the extent permitted by law) and without prejudicing Landlords right to damages. In the alternative, Landlord may elect to cure any default and cost of such action shall be added to the financial obligation under this lease. Tenant shall pay all costs, damages and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reasons of tenant's default. All sums of money or charges required to be paid by Tenant under lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided in this paragraph are cumulative in nature and are additional to any other rights afforded by law.

15. CUMULATIVE RIGHTS. The rights of the parties under lease are cumulative, and shall not be constructed as exclusive unless otherwise required by law.

16. ACCESS BY LANDLORD TO PREMISE. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the premise to make inspections, provide necessary service, or show the units to perspective buyers, mortgagees, tenants or workers. However, Landlord doesn't assume any liability for the care or supervision of the premise. As provided by law, in the case of emergency, Landlord may enter the premise without Tenants consent.

17. INDEMNITY REGARDING USE OF PREMISE. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which landlord may suffer or incur in connection with Tenants possession, use or misuse of the premise, except Landlord's act or negligence.

18. COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinance requirements and regulations of federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this prevision be required to make alterations to the exterior of the building or alterations of a structural nature.

19. ABRITATION. Any controversy or claim relating to this contract, including the construction or application of this contact, will be settled by binding arbitration under the rules of the American Arbitration Association, and any court of proper jurisdiction may enforce any judgements granted by arbitrator(s).

20. ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the premises, nor effect a change in the majority ownership of the tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge of lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

21. NOTICE. Notice under this lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage, addressed as follows:

Landlord:
NorQuest Seafoods Inc.
C/O Jim Denning
5245 Shilshole Ave NW
Seattle, WA. 98107

Tenant:
Golden Caviar
C/O Jim Stanley
P.O. Box 3061
Lynwood, WA. 98046

Such addresses may be changed from time to time by either party by providing notice set forth above. Notices mailed in accordance with the above provision shall be deemed received on the third day after posting.

22. GOVERNING LAW. This lease shall be constructed in accordance with the laws of the State of Washington .

23. ENTIRE AGREEMENT/AMENDMENT. This lease agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether written or oral, relating to the subject matter of this lease. This lease may be modified or amended in writing, if writing is signed by the party obligated under the amendment.

24. SEVERABILITY. If any portion of this lease shall be held invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed in written, constructed, and enforced as so limited.

25. WAIVER. The failure of either party to enforce any provision of this lease shall not be construed as a waiver or limitation of the party's right to subsequently enforce and compel strict compliance with every provision of the lease.

26. BINDING EFFECT. The provision of this lease shall be binding upon inure to the benefit of parties and their respective legal representatives, successors and assigns.

27. LICENSE AND PERMITS: Tenant is responsible for all license and permits to conduct their operations.

LANDLORD:
/s/ John Sund Date: May 1, 2002
NorQuest Seafoods Inc.
John Sund. Vice President of Operations

TENANT:
/s/ Jim Stanley Date: May 1, 2002
Golden Caviar Corp.
Jim Stanley. Chief Operations Officer